Exhibit 14.1

                              WVS FINANCIAL CORP.,
                                       And
                             WEST VIEW SAVINGS BANK

                                  ETHICS POLICY
                                  -------------

STATEMENT OF INTENT:
--------------------

WVS Financial Corp. has adopted this Ethics Policy to assure uniform standards of ethical conduct and to protect the reputation and integrity of our Company, our employees and our directors. WVS Financial Corp. (the "Company"), and its affiliate, West View Savings Bank, accept the challenge of fostering the highest possible ethical standards in dealings with clients, employees, suppliers, regulators, and the community at large. Committed to honesty, integrity and impartiality, we strive continually to assure the highest standards of ethical conduct and to maintain the trust and confidence of all those with whom we interact.

It is imperative that our employees and directors fully understand and subscribe to this Policy. It is equally imperative that whenever uncertainty exists with regard to the interpretation of this Policy, employees seek counsel from the Vice President - Operations. Should the Vice President - Operations, employees or directors involved need further counsel or discussion, the issue may be presented to the Chief Executive Officer or the Chairman of the Board of Directors. At the CEO or Chairman's discretion, the issue may be presented to the Board of Directors.

RESPONSIBILITY FOR COMPLIANCE:
------------------------------

All business activities of the company are designed to comply with applicable laws. An equal responsibility for compliance with federal, state and local laws rests with each employee and director of the Company. The Company relies on your good judgment to avoid all activities which you believe involve improper subject matter or improper conduct, or even the appearance of improper conduct.

This Ethics Policy is not a summary of the laws applicable to each Company activity. It is intended only to highlight and emphasize the underlying standards of conduct to which the employees and directors of the Company are expected to subscribe. You should seek the guidance of your supervisor or the Company's Vice President - Operations if any concerns arise.

ETHICAL STANDARDS:
------------------

1.    Fraud by Employees
      ------------------

      The Company intends to prevent any instances of fraud or misappropriation, or any fiscal irregularities by its employees. These include, but are not limited to, the following:

      A.    Any dishonest or fraudulent act;

      B. Forgery or alteration of any document or account belonging to the Company;

      C. Forgery or alteration of a check, bank draft, account statement or any other financial document;

      D.    Misappropriation of funds, securities, supplies, or other assets;

      E.    Profiteering   as  a  result  of  insider   knowledge  of  corporate
            activities;

      F. Disclosing confidential and proprietary information to unauthorized parties; and

      G. Disclosing to other persons securities, acquisition, or strategic activities engaged in or contemplated by the Company.

2.    Gifts and Entertainment
      -----------------------

      Gifts, favors, entertainment and payments without a legitimate business purpose may have the effect of improperly influencing decision making and may create the appearance of impropriety. Company employees and directors should not seek or accept for themselves or others any gift, favor, entertainment, or payment of services from any individual or entity which conducts or seeks to conduct business with the Company or is competitive with the Company, unless: (i) to do so would be consistent with good business practices; (ii) all such benefits, taken as a whole, are of nominal value; and (iii) public disclosure of the transaction would not embarrass the Company. Gifts of money should never be accepted. Gifts offered or received with a fair market value greater than $100 or Entertainment received with a fair market value in excess of $500 must be pre-approved by the President. Bribes or attempted bribes must be reported immediately to the Company's Vice President - Operations. If you have any questions as to whether a gift or entertainment is permissible under this policy, you should consult with the Company's Vice President - Operations.

3.    Conflict of Interest
      --------------------

      Company employees and directors should avoid situations where their personal interests could conflict, or reasonably appear to conflict, with the interests of the Company. An example of conflict of interest includes, but is not limited to, any opportunity for personal gain apart from the normal compensation provided by the Company through its normal remuneration policies. In that regard, the following are some guidelines:

      A.    Personal Financial Gain and Outside Activities
            ----------------------------------------------

            Employees and directors should avoid any outside financial interest that may influence their corporate decisions or actions. Such interests might include, among other things, a personal or family interest in an enterprise that has business relations with the Company. This would include any instance where an employee or director has an investment in or participates in the management of a business that provides services or products to or receives services or referrals from the Company. However, this restriction does not apply to minimal (less than 1%) holdings of stock of a business entity whose shares are publicly traded, and which may, incidentally, do business with the Company.

            In addition, employees and directors should avoid an investment or participation in another business that competes directly with the Company or has interests which are adverse to those of the Company. However, this restriction does not apply to (less than 1%) holdings of stock of a business entity whose shares are publicly traded, and may compete directly with the Company.

            Finally, employees should avoid outside employment or activities that would have a negative impact on the performance of their job, conflict with their obligation to the Company, or in any way negatively impact the Company's reputation in the community.

            If you feel you may have a conflict of interest due to your investments or outside activities, you should consult with the Company's Vice President - Operations.

            If you have a business opportunity which may conflict with these provisions, you should disclose in writing all material facts of the opportunity, including your personal interest, to the Company's Vice President - Operations.

      B.    Use of Company Funds and Assets
            -------------------------------

            Company assets are to be used solely for the benefit of the Company. Employees and directors are responsible for assuring that Company assets are used only for valid Company purposes. Company assets are much more than our equipment, inventory, corporate funds, or office supplies. They include concepts, business strategies and plans, business opportunities, financial data, intellectual property rights and other information about our business. These assets may not be improperly used to provide personal gain for employees or directors. Employees and directors may not transfer any Company assets to other persons or entities, except in the ordinary course of business.

      C.    Trade Secrets and Confidential Information
            ------------------------------------------

            It is important for all employees and directors to appropriately safeguard the Company's trade secrets, proprietary and confidential information including non-public customer and account information ("Confidential Information"). Confidential Information includes any information which is not in the public domain and which is useful or helpful to the Company, and/or information which would be useful or helpful to competitors. Common examples of Confidential Information include: financial data, projected earnings and business unit performance, business expansion information, strategic data, business processes, regulatory examination information, client information, lists of clients, wage and salary data, changes in management or policies of the Company, or plans we may have for improving any of our products.

            The Company's guidelines regarding Confidential Information are as follows:

            1) Confidential Information to which employees and directors may have access should be discussed with others only on a need-to-know basis.

            2) Disclosure of proprietary information to any outside persons should be done only in conjunction with appropriate trade secret or confidential information disclosure agreements in conjunction with instructions from a senior officer of the Company.

            3)    Employees   and  directors   must  be  alert  to   inadvertent
                  disclosures which may arise in either social conversations or in normal business relations with our customers and vendors.

            4) Client account information and data must be handled in a manner consistent with the Company's Privacy Policy.

            5) Confidential Information obtained in the course of employment with the Company shall not be used, or given to a third party, for the purposes of trading in the securities of the Company or its clients.

            6) Employees shall not access information about clients or employees except in the normal course of the employee's job responsibilities.

4.    Books and Records
      -----------------

      The Company maintains a system of internal controls which it believes provides reasonable assurance that transactions are executed in accordance with management's authorization and properly recorded. The system is characterized by a control-oriented environment which includes written policies and procedures. All employees are expected to adhere strictly to these policies.

      No secret or unrecorded funds or assets may be created or maintained for any purpose. In addition, the making of false or fictitious entries in the books with respect to Company transactions or the disposition of Company assets is prohibited, and no employees may engage in any transaction that requires or contemplates the making of false or fictitious entries.

5.    Political Contributions
      -----------------------

      Employees shall not use Company funds for contributions of any kind to any political party or committee in the United States or to any candidate for or holder of any office of any government - national, state or local. Employees are free to make voluntary person contributions to political action committees and to candidates and parties of their choice, but may not make such contributions on behalf of the Company.

6.    Personal Conduct
      ----------------

      The Company's reputation depends, in large measure, on the reputation of its employees for honesty, integrity and financial responsibility. Employees shall not engage in any behavior during employment which may reasonably be deemed inappropriate and reflect negatively on the Company. Employees shall pay in a proper and timely manner all financial obligations. Employees who have been convicted, pleaded guilty or pleaded no contest to a felony or other criminal offense involving dishonesty or breach of trust which has not been annulled or expunged during the employee's term of employment shall notify the Company's Vice President - Operations.

COMPLIANCE:
-----------

Any violation of this Policy may subject the Employee to disciplinary action up to and including termination of employment. Any Employee having knowledge of any violation of this Policy shall promptly report such violation to their supervisor. The Company's Vice President - Operations shall be responsible for all interpretive guidance and shall be authorized to issue written opinions
and/or   waivers  as  to  the   application  of  this  Policy  to  any  specific
circumstance.

ACKNOWLEDGEMENT:
----------------

On an annual basis, each Employee and Director of the Company will be required to acknowledge in writing their awareness and understanding of this Policy and their agreement to comply with its terms.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR
---------------------------------------

Individuals who suspect or know of violations of this Code have an obligation to contact the Company's Vice President - Operations in writing at 9001 Perry Highway, Pittsburgh PA 15237.

REPORTING QUESTIONABLE ACCOUNTING OR AUDITING CONCERNS
------------------------------------------------------

Individuals who suspect or know of questionable accounting or auditing practices have an obligation to contact the Company's Chairman of the Board in writing at 9001 Perry Highway, Pittsburgh PA 15237.

RELATED POLICIES:
-----------------

      o     Employee Personnel Manual

      o     Information Systems Policy

      o     Privacy Policy

      o     Regulation O Policy